Exhibit 99.1

Assertio Therapeutics Announces Closing of Sale of NUCYNTA® Franchise to Collegium Pharmaceutical for $375.0 Million

Also Announces its Senior Secured Debt Has Been Repaid in Full

LAKE FOREST, Ill., (February 13, 2020) (GLOBE NEWSWIRE) -- Assertio Therapeutics, Inc. (“Assertio” or “The Company”) (NASDAQ: ASRT), today announced the closing of its previously disclosed definitive agreement (“Agreement”) with Collegium Pharmaceutical, Inc. (“Collegium”), pursuant to which Collegium has acquired the NUCYNTA® franchise of products from the Company. The Company also announced today that it has repaid in full its senior secured debt obligations.

“With this sale closing and accelerated repayment of our senior debt obligations, it allows us the ability to invest in our core business which will help us build and grow for the future,” said Arthur Higgins, President and Chief Executive Officer of Assertio.

Under the terms of the agreement, Collegium paid Assertio $375.0 million in cash at closing, less royalties paid to Assertio in 2020. Collegium paid Assertio for certain inventories and equipment relating to the products.

Stifel acted as exclusive financial advisor to Assertio in this transaction and Gibson, Dunn & Crutcher LLP and Greenberg Traurig LLP served as legal counsel.

Additional details can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission.

About NUCYNTA® and NUCYNTA® ER

NUCYNTA® is a strong prescription pain medicine that contains an opioid (narcotic) that is used to manage short-term (acute) pain in adults when other pain treatments, such as non-opioid pain medicines, do not treat your pain well enough or you cannot tolerate them.

NUCYNTA® ER is a strong prescription pain medicine that contains an opioid (narcotic) that is used to manage pain severe enough to require daily, around-the-clock, long-term treatment with an opioid when other pain treatments, such as non-opioid pain medicines or immediate-release opioid medicines, do not treat your pain well enough or you cannot tolerate them.

About Assertio Therapeutics, Inc.

Assertio Therapeutics is committed to providing responsible solutions to advance patient care in the Company’s core areas of neurology, orphan and specialty medicines. Assertio currently markets two FDA-approved products and continues to identify, license and develop new products that offer enhanced options for patients that may be underserved by existing therapies. To learn more about Assertio, visit www.assertiotx.com.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company committed to being the leader in responsible pain management. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the company’s website at www.collegiumpharma.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results, including for 2019, to differ materially from those estimated, projected or anticipated, including expectations regarding the closing of the sale of the NUCYNTA® franchise to Collegium Pharmaceutical, Inc., the repayment of the Company’s indebtedness, expectations regarding potential business opportunities, and other risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

Investor and Media Contact:

Dan Peisert
Senior Vice President and Chief Financial Officer

dpeisert@assertiotx.com

Source: Assertio Therapeutics, Inc.